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              EXHIBIT 99.3 - OFFERING COVER LETTER TO SHAREHOLDERS

                     COASTAL CARIBBEAN OILS & MINERALS, LTD.


                                                                  June 3, 2002


To:   COASTAL CARIBBEAN OILS & MINERALS, LTD. SHAREHOLDERS

Dear Fellow Shareholders:


         The Company is offering for sale, to its shareholders only, shares of its common stock to fund its operations and litigation costs. For every four (4) shares of common stock held of record by a shareholder at the close of business on June 3, 2002, that shareholder will be entitled to purchase one (1) share of common stock (the "Guaranteed Allotment") at the subscription price of $.50. In addition, each shareholder who purchases the entire Guaranteed Allotment will be permitted (at the same time) to subscribe for the purchase of additional shares which are unsubscribed for by other shareholders (the "Contingent Allotment:"), subject to pro-rata allocation, if necessary.


             Enclosed with this letter are:

         1.) The PROSPECTUS, by which your Company is offering, to its shareholders only, the right to subscribe to its common stock.

         2.) A nontransferable SUBSCRIPTION CARD which should be completed and returned to the subscription agent in the enclosed REPLY ENVELOPE, if you wish to purchase shares of the Company.

         3.) INSTRUCTIONS for completing the SUBSCRIPTION CARD.


         PLEASE NOTE THAT YOUR SUBSCRIPTION RIGHTS WILL EXPIRE IF NOT EXERCISED PRIOR TO 4:30 P.M., NEW YORK CITY TIME, ON JULY 1, 2002.


         If your shares are held in the name of your broker or nominee, you will not receive a subscription card since the subscription agent will mail cards only to shareholders of record; therefore, if you wish to subscribe, please instruct your account representative as soon as possible.

         Subscription information and additional copies of the offering materials are available from Morrow and Co. Inc. Call Toll-Free (800) 662-5200 or (212) 754-8000.

                                           ON BEHALF OF THE BOARD OF DIRECTORS

                                    /s/ Benjamin W. Heath

                                           Benjamin W. Heath, President